AGREEMENT

THIS AGREEMENT (this “Agreement”), entered into this 23rd day of September, 2010, sets forth the arrangement between WEALTH ENGINEERING LLC with its principal place of business at 281 Highway 34 Suite 204B, Colts Neck, NJ 07722 (hereinafter referred to as “Consultant”), and GLOBAL INVESTORS SERVICES, INC., a Nevada corporation, with its principal place of business at 708 3rd Avenue, 6th Floor, New York, NY (hereinafter referred to as “Company”), with respect to compensation to which Consultant may become entitled under the terms and conditions set forth in this Agreement.

WITNESSETH:

WHEREAS, the Company is engaged in the development, marketing and distribution of various on-line financial educations services and analysis products;

WHEREAS, the Consultant and the Company are parties to a Marketing Agreement dated August 1, 2009 (the “Marketing Agreement”) and in addition to the Marketing Agreement, the Company and Consultant have agreed to enter into this Agreement pertaining to the Sales Agency Agreement entered by and between the Company and The Cougar Group (the “Cougar Agreement”);

WHEREAS, the Consultant has agreed to provide the services outlined on Exhibit I in order to assist The Cougar Group in marketing the Company’s products in Japan, South Korea, China, Australia, Hong Kong, Singapore, New Zealand, Philippines, Indonesia, and India (the “Territory”) pursuant to that certain Sales Agency Agreement entered by and between the Company and The Cougar Group (the “Cougar Agreement”);

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.                    Purpose; Services.  In consultation with the management of the Company, the Consultant shall provide the Services.  In performing the Services, Consultant shall report to such person as may, from time to time, be designated by the Company’s chief executive officer.  Consultant shall not have any authority to execute contracts or make any commitments on behalf of the Company.  Consultant accepts the engagement provided in this Agreement and agrees to perform the Services in a professional manner, diligently, in good faith, in a manner consistent with the best interests of the Company.

2.                    Compensation; Expenses. In consideration for providing the Services hereunder, the Company shall pay Consultants a monthly fee from the cash revenues received as a direct result of the Cougar Agreement   equal to ten (10) percent of the first year revenues from its sales in the Territory (the “Fee”).  The Fee shall not exceed $2,500,000 for the first year of the Agreement and $2,500,000 for the second year of the Agreement and shall terminate upon the two (2) year anniversary of this Agreement and Consultant shall not be entitled to any further compensation from any arrangement or agreement between the Company and The Cougar Group or any of its affiliates. Both the Company and the Consultant hereby agree and acknowledge that the fee contemplated by this Agreement shall be derived solely from the revenues received from the Territory.  In the event that additional geographic areas are added to the Territory, then the Company shall enter an agreement covering those geographical areas on an as needed basis.  All costs and expenses incurred by Consultant shall be the sole responsibility of the Consultant and the Company shall have no responsibility or obligation to reimburse the Consultant for such costs and expenses incurred by the Consultant.

3.                    Independent Contractor Relationship.  This Agreement is intended to create an independent contractor relationship between Consultant and Company.

(a)            No Taxes Withheld from Compensation. Company will not withhold any taxes from any compensation paid to Consultant according to this Agreement. It is acknowledged and agreed by the parties that Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of Consultant to make, in connection with compensation paid to Consultant according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained.

(b)           Consultant Controls Time and Effort.  It is agreed that Company is interested only in the ultimate results of Consultant’s activities pursuant to this Agreement, and that Consultant shall have exclusive control over the time and effort invested by Consultant pursuant to this Agreement, and the manner and means of Consultant’s performance under this Agreement.

(c)            Independence from Company.  The parties further agree that Consultant shall have no control or supervision over Company’s employees, officers, directors, representatives or affiliates.  Consultant will not represent that it is an employee of Company. Consultant shall at all times represent himself and be construed as independent of Company.  Consultant shall not, under any circumstances, be deemed to be a servant or employee of Company for any purpose, including for Federal tax purposes.  Consultant’s relationship to Company is that of an independent contractor, and nothing in this Agreement shall constitute this Agreement as a joint venture or partnership between Consultant and Company.  Consultant shall have no authority to bind Company or any of its employees, officers, directors, representatives or affiliates by any promise or representation, oral or otherwise, unless specifically authorized in a writing bearing an authorized signature of a Company officer, director or representative. All discussions and negotiations with any source for funding and/or financing shall be conducted by Company.

4.                    Board of Directors.  Consultant will be given the right to immediately propose a candidate to serve as an interim director on the Company’s Board of Directors at the execution of this Agreement. The proposed director candidate will present his or her qualifications, business experience and other capabilities to the current Board. Upon satisfactory review of the qualifications, the individual will be placed on the current board. Consultant understands that at the time of the Annual Shareholders meeting, all directors will be nominated by the Board of Directors or appropriate nominating committee and voted for by the shareholders.

5.                    Term, Termination of this Agreement and Return of Property.  The Term of this Agreement shall be for a period of two (2) year (the “Term”).  Neither party may terminate this Agreement but for Cause.  Cause is defined as any intentional act of fraud, embezzlement, theft or any other material violation of law by either party during the Term.

6.                    Notice.  Any notice required under this Agreement shall be deemed duly delivered (and shall be deemed to have been duly received if so given), if personally delivered, sent by a reputable courier service, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties at the addresses set forth above or to such other address as any party may have furnished to the other in writing in accordance with this Section.

7.                    Law and Jurisdiction.  The laws of the State of New York apply to this Agreement, without deference to the principles of conflicts of law.  Both jurisdiction and venue for any litigation pursuant to this Agreement shall be proper in the courts of New York.

8.                    Severability.  If the law does not allow a provision of this Agreement to be enforced, such unenforceable provision shall be amended to become enforceable and reflect the intent of the parties, and the rest of the provisions of this Agreement shall remain in effect.

9.                    Waiver.  The failure of any party, in any instance, to insist upon strict enforcement of the provisions of this Agreement shall not be construed to be a waiver or relinquishment of enforcement in the future, and the terms of this Agreement shall continue to remain in full force and effect.

10.                  Assignability.  This Agreement shall not be assignable by either party, except as provided by Section 2 of this Agreement.

11.                  Amendment. This Agreement may only be amended or modified in a writing signed by both of the parties and referring to this Agreement.

12.                  Entire Agreement.  This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

13.                 Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument.  Confirmation of execution by electronic transmission of a facsimile signature shall be binding on the confirming party.

SIGNING THIS AGREEMENT INDICATES ACCEPTANCE OF THE TERMS OF THIS AGREEMENT.

GLOBAL INVESTORS SERVICES, INC.

By:/s/ Nicholas Maturo
Name:	Nicholas Maturo
Title:	CEO

WEALTH ENGINEERING LLC

By:/s/ Mario Romano
Name:	Mario Romano
Title:	CEO/President

EXHIBIT I

-	Deliver all product materials needed or requested by The Cougar Group or its affiliates or partners (collectively, TCG). Wealth will not bear any of the costs associated with this delivery.
-	Conduct presentation and training via webinar or site visits as needed to assist TCG develop sales channels in the Territory
-	Provide support and various training activities for TCG via webinar or site visit as needed